Exhibit 10.4

Separation Agreement

This Separation Agreement (“Agreement”) is made effective as of September 17th, 2019, by and between StoneMor GP LLC (the “Company”), the general partner of StoneMor Partners L.P. (the “Partnership”), and James Ford (“you”):

WHEREAS, you are currently employed as Chief Operating Officer and Senior Vice President of the Company pursuant to an Employment Agreement with an effective date of March 1, 2018 (the “Employment Agreement”); and

WHEREAS, you and the Company have mutually agreed that your employment with the Company as Chief Operating Officer and Senior Vice President will terminate effective on October 1, 2019;

WHEREAS, in consideration for your service to the Company and for your execution and non-revocation of the General Release and Waiver of Claims in the form of Exhibit A attached hereto (the “Release”), the Company desires to provide to you certain severance benefits as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1. General Terms of Separation.

(a) Your last date of employment with the Company as Chief Operating Officer and Senior Vice President will be October 1, 2019 (the “Separation Date”). You will be paid your Base Salary through the Separation Date.

(b) You will be reimbursed for any business expenses for which you are entitled to be reimbursed pursuant to Section 5 of the Employment Agreement, but for which you have not yet been reimbursed as of the Separation Date.

(c) You will be paid for any accrued but unused vacation as of the Separation Date.

(d) You will be eligible for any vested accrued benefits under the Company’s employee benefit plans and programs in accordance with the terms of such plans and programs, as accrued through the Separation Date.

(e) You will be eligible for vested but unissued equity in the Company or the Partnership. Except as provided in Paragraph 2 below, the parties agree that all unvested equity you hold in the Company or the Partnership as of the Separation Date will be forfeited.

2. Severance Benefits. If you execute and deliver the Release to the Company within 2 days following the Separation Date, and do not revoke the Release in accordance with its terms, the Company will pay you: (a) your Base Salary for a period of twelve (12) months following the Separation Date, to be paid in equal installments in accordance with the normal payroll practices of the Company over a period of twelve (12) months, commencing on the

Company’s first regularly scheduled payroll date that is at least ten (10) days following the expiration of the seven (7) day revocation period set forth in the Release (with the first payment to include all installments that would have been paid had such installments commenced immediately following the Separation Date, if any); and (b) a pro-rata Bonus for Fiscal Year 2019, if any, determined by the Company and subject to the restrictions as set forth in Section 3(b)(i) of the Employment Agreement, which shall be paid at the same time that annual incentive cash bonuses are paid to other executives of the Company (collectively, the “Severance Benefits”). You acknowledge and agree that you cannot execute the Release prior to the Separation Date, and any such execution prior to the Separation Date shall not be effective and shall be null and void. In the event of your death before the Severance Benefits have been paid in full, the remaining Severance Benefits shall be paid (pursuant to the schedule set forth in this Paragraph) to Rachelly Ford or, if Rachelly Ford also is deceased, to your estate.

3. Post-Employment Restrictions. You remain legally bound by, and must comply with the terms, conditions and restrictions of the return of property, confidentiality, non-competition, non-solicitation, intellectual property, arbitration and other post-employment provisions set forth in Sections 7 through 12 of the Employment Agreement, which survive the cessation of your employment and the termination of your Employment Agreement, and are hereby incorporated by reference.

4. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law provisions. If any provision of this Agreement or application thereof is adjudicated to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

5. Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied; except for Sections 7 through 12 of your Employment Agreement, which survive the cessation of your employment and termination of your Employment Agreement, and are incorporated herein by reference. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties. This Agreement shall be binding upon and be for the benefit of the parties as well as your heirs and the Company’s successors and assigns.

6. Acknowledgment. You acknowledge and agree that, subsequent to the Separation Date, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement.

7. Tax Matters. To the extent that payments under this Agreement constitute nonqualified deferred compensation subject to Section 409A of the Code, the payments are intended to comply with Section 409A of the Code and any ambiguities in this Agreement shall be interpreted so as to comply. If you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of your separation from service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable under this Agreement as a result of, and within the first six (6) months following, your separation from

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service, will become payable six (6) months and one (1) day following the date of your separation from service or, if earlier, the date of your death, if required by Section 409A. All references to “termination of employment,” “cessation of employment,” “retirement” and the like in this Agreement shall mean a “separation from service” within the meaning of Section 409A. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A. In no event may you directly or indirectly designate the calendar year of a payment under this Agreement. You acknowledge that neither the Company nor its attorneys have provided any tax advice to you.

IN WITNESS WHEREOF, the Company and you have executed this Agreement intending to be legally bound:

/s/ James Ford	StoneMor GP LLC
James Ford	By:	/s/ Joseph M. Redling
	Name:	Joseph M. Redling
	Title:	President and Chief Executive Officer

Date: September 17, 2019	Date:	September 17, 2019

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EXHIBIT A

General Release and Waiver of Claims

This General Release and Waiver of Claims (“Release”) is made effective as of October __, 2019, by and between StoneMor GP LLC (the “Company”), the general partner of StoneMor Partners L.P. (the “Partnership”), and James Ford (“you”):

WHEREAS, you were employed as Chief Operating Officer and Senior Vice President of the Company pursuant to an Employment Agreement with an effective date of March 1, 2018 (the “Employment Agreement”); and

WHEREAS, pursuant to the Separation Agreement by and between the Company, the Partnership and you effective as of September 17, 2019 (the “Separation Agreement”), your employment with the Company as Chief Operating Officer and Senior Vice President terminated effective on October 1, 2019 (the “Separation Date”); and

WHEREAS, in consideration for your service to the Company and for the release and waiver of claims set forth herein, the Company desires to provide to you certain severance benefits as set forth in the Separation Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1. Severance Benefits. If you sign and do not timely revoke this Release, agreeing to be bound by the release of Claims in Paragraph 2 below and the other terms and conditions of this Release described herein, the Company will provide you with the Severance Benefits set forth in Paragraph 2 of the Separation Agreement, subject to the conditions set forth in this Release and in the Separation Agreement (the “Severance Benefits”).

2. Release.

(a) In exchange for the Severance Benefits, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, demands or liabilities of any kind, known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised (collectively “Claims”) as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees arising out of or relating to any conduct, matter, event or omission existing or occurring before you sign this Release, and any monetary or other personal relief for such Claims, including but not limited to the following: (i) any Claims having anything to do with your employment (including the cessation of your employment) with the Company and/or any of its parent, subsidiary, related and/or affiliated companies; (ii) any Claims for severance, benefits, bonuses, incentive compensation, equity awards and interests, commissions and/or other compensation of any kind; (iii) any Claims for reimbursement of expenses of any kind; (iv) any Claims for attorneys’ fees or costs; (v) any Claims under the Employee Retirement Income Security Act (“ERISA”); (vi) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended (such as Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act and the Pennsylvania Human Relations Act) and any Claims for retaliation under any of the foregoing laws; (vii) any Claims under the Family and Medical Leave Act; (viii) any Claims under the Pennsylvania constitution; (ix) any whistleblower or retaliation Claims; (x) any Claims under the Employment Agreement; (xi) any Claims under the Separation Agreement; and/or (xii) any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, violation of public policy, invasion of privacy, misrepresentation, emotional distress or pain and suffering.

(b) Releasees. The term “Releasees” includes: the Company, the Partnership, and any and all of their respective direct or indirect parent, subsidiary, related and/ or affiliated companies, and each of their past and present employees, officers, directors, attorneys, owners, shareholders, members, managers, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

3. Non-Released Claims. The release of Claims in Paragraph 2 above does not apply to: (a) any Claims to require the Company to honor its commitments in this Release (including payment of the Severance Benefits); (b) any Claims as an equity holder in the common units of the Partnership (as your holdings in such common units are limited and/or restricted by the terms of the Employment Agreement or any exhibits thereto); (c) any Claims to interpret or to determine the scope, meaning, enforceability or effect of this Release; (d) any Claims that arise after you have signed this Release; (e) any other Claims that cannot be waived by a private agreement; or (f) any Claims for indemnification under the Employment Agreement, the Company’s operating agreement and/or the Indemnification Agreement between you and the Company. The release of Claims in Paragraph 2 above is subject to and restricted by your Retained Rights in Paragraph 4.

4. Retained Rights.

(a) Regardless of whether or not you sign this Release, nothing in this Release is intended to or shall be interpreted to restrict or otherwise interfere with: (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, provide information to, file a charge with, or otherwise participate in any proceeding of, any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) your right to disclose any information or produce any documents as is required by law or legal process (the “Retained Rights”). However, the release of Claims in Paragraph 2 above does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 2 with regard to any charge you may file or which may be filed on your behalf.

(b) Notwithstanding the foregoing, or any other provision of this Release, nothing in this Release is intended to prohibit you from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the SEC, the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. You are entitled to make reports and disclosures or otherwise take action under this paragraph without prior authorization from or subsequent notification to the Company. Similarly, nothing set forth in this Release limits your right to receive a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to the DOL or any other government agency, commission or entity. Further, nothing set forth in this Release limits your immunity and disclosure rights in Section 8(e) of the Employment Agreement which is hereby incorporated by reference.

5. Adequacy of Consideration. You acknowledge and agree that the Severance Benefits constitute adequate and sufficient consideration to support your release of Claims in Paragraph 2 above and fully compensate you for Claims you are releasing.

6. Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential information which you created or acquired in the course of your employment, you must notify immediately the Company’s General Counsel, Chief Legal Officer and Secretary by calling (215) 826-2814 and notifying him immediately in writing, via first class mail, at the following address: StoneMor GP LLC, 3600 Horizon Blvd., Trevose, PA 19053, enclosing a copy of the request or demand as well as any and all potentially responsive documents. You shall wait at least ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order. This obligation shall not apply in the event of requests or demands for confidential information from any government agency, commission or entity.

7. Non-Disparagement.

(a) You agree that you will not, directly or indirectly, make or ratify any disparaging comments or remarks, in writing, orally or electronically, about the Company or any other Releasee (as defined in Paragraph 2 above) and their respective products and services. This restriction is subject to and limited by your Retained Rights in Paragraph 4.

(b) The Company’s current Board of Directors, Chief Executive Officer and General Counsel, Chief Legal Officer and Secretary, will not, directly or indirectly, make or ratify any disparaging comments or remarks, in writing, orally or electronically, about you.

(c) The restrictions in subparagraph (b) of this Paragraph 7 are not intended to nor shall be interpreted to restrict or otherwise interfere with the Company’s Board of Directors’, Chief Executive Officer’s and General Counsel, Chief Legal Officer and Secretary’s (individual and/or collective): (i) obligation and entitlement to testify truthfully in any forum; (ii) right and/or obligation to contact, cooperate with, provide information to, file a charge or other action with, or otherwise participate in any litigation and/or or other legal proceeding, including of any government agency, commission or entity (including, but not limited, to the EEOC and the SEC); or (iii) right to disclose any information or produce any documents as is required by law or legal process.

8. Post-Employment Restrictions. You remain legally bound by, and must comply with the terms, conditions and restrictions of, the return of property, confidentiality, non-competition, non-solicitation, intellectual property, arbitration and other post-employment provisions set forth in Sections 7 through 12 of the Employment Agreement, which survive the cessation of your employment and the termination of your Employment Agreement, and are hereby incorporated by reference.

9. Cooperation Services. You agree to reasonably cooperate with and provide assistance to the Company (for purposes of this Paragraph 9, including the Partnership and any affiliates and/or related entities), without any additional compensation, if called upon by authorized agents of the Company or the Company’s attorneys for the purposes of the transition of your responsibilities as well as with regard to any lawsuit, claim, action, investigation, inquiry, administrative action or review or otherwise, that is currently pending or that may be brought against the Company, or in connection with any internal investigation by the Company. You agree to make yourself reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Company, providing any and all documents in your possession that relate to the proceedings, and providing assistance in locating any and all relevant notes and/or documents as necessary. Any cooperation shall be provided by you at reasonable times and locations, with as much advance notice as possible by the Company. In any circumstance, to the extent you are required to incur out-of-pocket expenses in connection with any cooperation that the Company may request of you (such as for travel), the Company will fully reimburse you for reasonable out-of-pocket expenses upon presentation of appropriate receipts.

10. Interpretation of Release. Nothing in this Release is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. This Release shall be governed by and construed in accordance with the laws of Pennsylvania and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. If any provision of this Release or application thereof is adjudicated to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Release which can be given effect without the invalid or unenforceable provision or application.

11. Entire Agreement. This Release constitutes the entire agreement between the parties regarding the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied; except for the Separation Agreement and Sections 7 through 12 of the Employment Agreement, which survive the cessation of your employment and termination of the Employment Agreement, and are incorporated herein by reference. This Release may not be modified or amended other than by an agreement in writing signed by both parties. This Release shall be binding upon and be for the benefit of the parties as well as your heirs and the Company’s successors and assigns.

12. Acknowledgment. You acknowledge and agree that, subsequent to the Separation Date, you shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Release or in the Separation Agreement.

13. Tax Matters. To the extent that the Severance Benefits constitute nonqualified deferred compensation subject to Section 409A of the Code, the Severance Benefits are intended to comply with Section 409A of the Code and any ambiguities in this Release or the Separation Agreement shall be interpreted so as to comply. If you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of your separation from service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable under this Release as a result of, and within the first six (6) months following, your separation from service, will become payable six (6) months and one (1) day following the date of your separation from service or, if earlier, the date of your death, if required by Section 409A. All references to “termination of employment,” “cessation of employment” and the like in this Release shall mean a “separation from service” within the meaning of Section 409A. Each payment under this Release or the Separation Agreement shall be considered a separate payment for purposes of Section 409A. In no event may you directly or indirectly designate the calendar year of a payment under this Release. You acknowledge that neither the Company nor its attorneys have provided any tax advice to you.

14. Representations.

(a) You agree and represent that: (i) you have read carefully the terms of this Release; (ii) you have had an opportunity to and have been encouraged to review this Release; (iii) you understand the meaning and effect of the terms of this Release, including the waiver of Claims as set forth in Paragraph 2 above (subject to the limitations in Paragraph 3 above and your Retained Rights in Paragraph 4 above); (iv) you were given a period of more than twenty-one (21) days, beginning on the date you received the Separation Agreement, to which this Release was attached as Exhibit A, to determine whether you wished to sign this Release and your decision to sign this Release and waive any and all Claims in Paragraph 2 above is of your own free and voluntary act without compulsion of any kind; (v) no promise or inducement not expressed in this Release has been made to you; (vi) you understand that you are waiving your Claims as set forth in Paragraph 2 above, including, but not limited to, Claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Paragraph 3 above and your Retained Rights in Paragraph 4 above); (vii) you have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 2 above; and (viii) you may not execute this Release prior to the Separation Date, and any such execution prior to the Separation Date shall not be effective and shall be null and void.

(b) If you sign this Release, you will retain the right to revoke it for seven (7) days. If you revoke this Release, you are indicating that you have changed your mind and do not want to be legally bound by this Release. The Release shall not be effective until after the seven (7) day revocation period has expired without your having revoked it. To revoke this Release, you must send a certified letter to the Company’s General Counsel, Chief Legal Officer and Secretary at the following address: StoneMor Partners L.P., 3600 Horizon Blvd., Trevose, PA 19053. The letter must be post-marked within seven (7) days of your execution of this Release.

If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day.

IN WITNESS WHEREOF, the Company and you have executed this Release intending to be legally bound:

StoneMor GP LLC
James Ford	By:
Name:
Title:

Date:	Date: